Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2009 - 1st QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:        Thomas R. Rosazza, President/CEO        (540) 778-2294

Stanley, VA, April 23, 2009 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $417,000 for the first quarter of 2009, as compared to $432,000 for the first quarter of 2008. Earnings per share for the quarter ended March 31, 2009 were $0.41 compared to $0.43 for the first quarter of 2008.

The Company had asset growth of approximately $438,000 during the first quarter of 2009. Investments in securities available for sale increased by $1.3 million for the period ending March 31, 2009, as compared to total securities available for sale at December 31, 2008. Investments in interest bearing deposits decreased by $3.4 million for the first quarter of 2009 and investments in Federal Funds Sold increased by approximately $1.8 million for the period ending March 31, 2009, as compared to balances as of December 31, 2008.

The Company’s loan portfolio decreased by approximately $215,000 or 0.18% during the first quarter of 2009. The deposit portfolio increased by $2.8 million or 2.16% during the same period, with the majority of this growth being in demand deposit accounts. The Company’s capital position as of March 31, 2009 was approximately $17.1 million, or 10.89% as a percentage of total assets.

The Company’s book value as of March 31, 2009 was $16.71 per share, as compared to a book value of $16.52 per share as of December 31, 2008. This represents an increase of 1.15%. Shareholder dividend payments for the first quarter of 2009 were $0.15 per share, and were the same as the dividend amount paid for the first quarter of 2008.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial highlights for the quarter ending March 31, 2009 are included in the table below.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	For the Quarter Ended March 31,
	2009	2008
Condensed Statement of Income
Interest and dividend income	$2,370	$2,653
Interest expense	811	995

Net interest income	1,559	1,658

Provision for loan losses	175	105

Net interest income after provision for loan losses	1,384	1,553

Non-interest income	409	421
Non-interest expense	1,170	1,326

Income before income taxes	623	648
Income tax expense	206	216

Net Income	$417	$432

Per Share Information
Net income per share, basic and diluted	$0.41	$0.43
Dividends per share	0.15	0.15
Book value per share	16.71	16.31

	March 31, 2009	December 31, 2008
Balance Sheet Summary

Total Assets	$156,548	$156,110
Total Deposits	131,765	128,978
Total Loans, Net of Unearned	119,010	119,225
Stockholders’ Equity	17,055	16,805